UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
 EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 21, 2010

S.Y. BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky	1-13661	61-1137529
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky, 40206
(Address of principal executive offices)

(502) 582-2571
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 21, 2010, the Board of Directors of S.Y. Bancorp, Inc. elected Richard Northern to the Company's Board of Directors, effective January 18, 2011.  On December 27, 2010, S.Y. Bancorp, Inc. issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference, announcing the election of Northern to the Company's Board of Directors.

Northern, 62, is a Partner in the Louisville office of Wyatt, Tarrant & Combs, where he has practiced corporate law since 1980.  Earlier in his career, Northern was a White House Fellow, served as Special Assistant to the United States Secretary of the Interior Cecil D. Andrus, and was the Legislative Director for U.S. Representative Romano L. Mazzoli.  Prior to pursuing a law degree, Northern was a staff writer for The Courier-Journal in Louisville.

Northern's committee assignments on the Board of Directors have not yet been determined.  His annual compensation as a Board member will be in accordance with guidelines set forth in the Company's proxy statement dated March 17, 2010.  The Company expects that, as a new member of the Board, he will be granted the customary Stock Appreciation Rights to purchase 1,000 shares of common stock.  This grant will have a ten-year term, will vest at the rate of 20% per year, and will have a strike price of 100% of the closing market price of the Company's common stock on the grant date.  He may receive additional stock options and/or grants in the future as approved by the Board of Directors.  As with the Company's other directors, Northern also is expected to execute an indemnification agreement between himself, Stock Yards Bank & Trust Company, and S.Y. Bancorp, Inc.

There were no understandings or arrangements with any person regarding Northern's election to the Board, and there are no family relationships between he and any other officer or director of the Company.  He has not participated in any transactions with the Company that, in the aggregate, exceed $120,000.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

        D.        Exhibits

                    99.1      Press Release dated December 27, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	December 27, 2010	S.Y. BANCORP, INC.

		By:	/s/ Nancy B. Davis
Nancy B. Davis, Executive Vice
President, Treasurer and Chief
Financial Officer